Exhibit 1

BRITISH AMERICAN TOBACCO p.l.c.

Annual Report for the Year Ended 31 December 2019

In compliance with Listing Rule 9.6.1, British American Tobacco p.l.c. (the “Company”) reports that its Annual Report 2019 (including the Strategic Report 2019) will be shortly submitted to the National Storage Mechanism and will be available for inspection via the following link: www.morningstar.co.uk/uk/nsm.

The Company’s Annual Report 2019 has been published to be viewed or downloaded on the British American Tobacco website at www.bat.com/annualreport.

In addition, in accordance with Section 203.01 of the New York Stock Exchange Listed Company Manual, the Company announces that today it filed with the Securities and Exchange Commission an Annual Report on Form 20-F that included audited financial statements for the year ended 31 December 2019.  The Annual Report on Form 20‑F will be available online at the British American Tobacco website at www.bat.com/annualreport and also online at www.sec.gov.  The Annual Report on Form 20‑F includes the following subsequent events disclosure:

The impact of the present coronavirus (the “COVID 19 pandemic”) on our results of operations and financial condition is uncertain and cannot be predicted

The Group continues to monitor developments closely as the COVID-19 pandemic develops. To date, the impact of the COVID-19 pandemic on the Group’s business has not been material, but if the situation deteriorates or persists for an extended period in key geographies the risk of a significant adverse impact to the Group’s business will increase.

The impact of the COVID-19 pandemic to the Group’s business will depend on a range of factors which we are not able to accurately predict, including the duration and scope of the pandemic, the geographies impacted, the impact of the pandemic on economic activity and the nature and severity of measures adopted by governments. These factors include, but are not limited to:

–
Reductions or volatility in consumer demand for one or more of our products due to illness, retail closures, quarantine or other travel restrictions, economic hardship and customer-downtrading (switching to a cheaper brand), which may impact the Group’s market share.

–
The deterioration of socio-economic conditions and disruptions to the Group’s operations, such as its supply chain, or manufacturing or distribution capabilities, which may result in increased costs due to the need for more complex supply chain arrangements, to expand existing facilities or to maintain inefficient facilities, or in a reduction of the Group’s sales volumes.

–
Significant volatility in financial markets (including exchange rate volatility) and measures adopted by governments and central banks that further restrict liquidity, which may limit the Group’s access to funds, lead to shortages of cash and cash equivalents needed to operate the Group’s business, and impact the Group’s ability to refinance its existing debt.

All of these factors may have material adverse effects on the Group’s results of operations and financial condition.

The Annual Report 2019 and other ancillary shareholder documents will be mailed and made available to shareholders on 27 March 2020.  Investors have the ability to receive a hard copy of BAT’s complete audited financial statements, free of charge, upon request, by contacting the below:

United Kingdom
British American Tobacco Publications	Telephone: +44 20 7511 7797 Email: bat@team365.co.uk
South Africa
The Company’s Representative Office	Telephone: +27 21 003 6712
United States
Citibank Shareholder Services	Telephone: +1 888 985 2055 (toll-free) Email: citibank@shareholders-online.com

The Company made its preliminary announcement of its audited results (which included a condensed set of the Company’s financial statements and extracts of the management report) in respect of the year ended 31 December 2019 (the “Preliminary Announcement”) on 27 February 2020. Further to the Preliminary Announcement and with reference to the requirements of Rule 6.3.5 of the Disclosure Guidance and Transparency Rules, the following disclosures are made in the Appendices below.

Appendix A to this announcement contains a description of the Principal Group Risks (page 58 of the Annual Report 2019), Appendix B is a statement of related party disclosures (page 189 of the Annual Report 2019) and Appendix C contains the Directors’ responsibility statement (page 114 of the Annual Report 2019). Together these constitute the material required by Rule 6.3.5 of the Disclosure Guidance and Transparency Rules to be communicated to the media in unedited full text through a Regulatory Information Service. This material is not a substitute for reading the full Annual Report 2019. Any page numbers and cross-references in the extracted information below refer to page numbers in the Annual Report 2019.

P McCrory
Company Secretary

26 March 2020

Enquiries:

Investor Relations
Mike Nightingale/Victoria Buxton/William Houston/John Harney
+44 20 7845 1180/2012/1138/1263

British American Tobacco Press Office
+44 (0) 20 7845 2888 (24 hours)  | @BATPress

APPENDIX A

PRINCIPAL GROUP RISKS

Overview

The principal risks that may affect the Group are set out on the following pages.

Each risk is considered in the context of the Group’s strategy and business model, as set out in this Strategic Report on pages 8 to 9, and 22 to 23. Following a description of each risk, its potential impact and management by the Group is summarised. Clear accountability is attached to each risk through the risk owner.

The Group has identified risks and is actively monitoring and taking action to manage the risks. This section focuses on those risks that the Directors believe to be the most important after assessment of the likelihood and potential impact on the business. Not all of these risks are within the control of the Group and other risks besides those listed may affect the Group’s performance. Some risks may be unknown at present. Other risks, currently regarded as less material, could become material in the future.

The risks listed in this section and the activities being undertaken to manage them should be considered in the context of the Group’s internal control framework. This is described in the section on risk management and internal control in the corporate governance statement on pages 87 to 88. This section should also be read in the context of the cautionary statement on page 298.

A summary of all the risk factors (including the principal risks) which are monitored by the Board through the Group’s risk register is set out in the Additional disclosures section on pages 272 to 286.

Assessment of Group Risk

During the year, the Directors have carried out a robust assessment of the principal risks, uncertainties and emerging risks facing the Group, including those that would threaten its business model, future performance, solvency or liquidity.

The principal risks facing the Group have remained broadly unaltered over the past year with regards to marketplace, excise and tax, operations, regulation and litigation risks.

The viability statement below provides a broader assessment of long-term solvency and liquidity. The Directors have considered a number of factors that may affect the resilience of the Group. Except for the risk ‘injury, illness or death in the workplace’ the Directors have also assessed the potential impact of the principal risks that may impact the Group’s viability.

Viability Statement

The Board has assessed the viability of the Group taking into account the current position and principal risks, in accordance with provision 31 of the 2018 UK Corporate Governance Code. While the Board believes the Group will be viable over a longer period, owing to the inherent uncertainty arising due to ongoing litigation and regulation, the period over which the Board has formed the reasonable expectation that the Group will be able to continue in operation and meet its liabilities as they fall due is three years.

In making its assessment of the Group’s prospects, the Board has considered the Group’s continued strong cash generation from operating activities. This assessment included a robust review of the principal risks that may impact the Group’s viability (as indicated on pages 59 to 62) which are considered, with the mitigating actions, at least once a year. The Board also took account of the Group’s operational and financial processes, which cover both short-term (1-2 year financial forecasts, 2-3 year capacity plans) and longer-term strategic planning. The assessment included reverse stress testing core drivers that underpin the specific risks to ensure the business is able to continue in operation, while not breaching the required gross interest cover of 4.5 times (see page 48). Each impact would, individually, have to be between 5 times and 10 times worse than a prudent annual forecast, or would all have to arise simultaneously with no mitigating or corrective actions to affect the Group’s ability to meet the liabilities as they fall due.

Due to the level of borrowings carried on the balance sheet, the Group may be exposed to movements in interest rates. The Board noted that, as stated in note 22 in the Notes on the Accounts, the Group sets a minimum of 50% of interest rate as fixed on short- to medium-term borrowings, minimising the risk of interest rate fluctuation impacting viability over the period. At 31 December 2019, the ratio of floating to fixed rate borrowings was 18:82 (2018: 21:79).

The Board noted that the Group would be able to adjust certain capital requirements, including but not limited to the investment in the Group’s manufacturing infrastructure in the short term and access the £6 billion credit facility (2019 undrawn), to mitigate the impact of the effect of the above principal risks, each of which have specific mitigation activities as disclosed on pages 59 to 62.

The Group is subject to inherent uncertainties with regards to regulatory change and litigation, the outcome of which may have a bearing on the Group’s viability. The Group maintains, as referred to in note 27 in the Notes on the Accounts ‘Contingent Liabilities and Financial Commitments’, that, while it is impossible to be certain of the outcome of any particular case, the defences of the Group’s companies to all the various claims are meritorious on both law and the facts. If an adverse judgment is entered against any of the Group’s companies in any case, an appeal may be made, the duration of which can be reasonably expected to last for a number of years.

Risks

Competition from illicit trade
Increased competition from illicit trade – either local duty evaded, smuggled illicit white cigarettes or counterfeits.

Time frame
Long term

Strategic impact
Growth

Considered in viability statement
Yes

Impact
Erosion of brand equity, with lower volumes and reduced profits.
Reduced ability to take price increases.
Investment in trade marketing and distribution is undermined.

Mitigation activities
Dedicated Anti-Illicit Trade (AIT) teams operating at global and country levels; internal cross-functional levels; compliance procedures and best practice shared.
Active engagement with key external stakeholders.
Cross-industry and multi-sector cooperation on a range of AIT issues.
Global AIT strategy supported by a research programme to further the understanding of the size and scope of the problem.
AIT Engagement Teams (including a dedicated analytical laboratory) works with enforcement agencies in pursuit of priority targets.

Tobacco, New Categories and other regulation interrupts growth strategy
The enactment of regulation that significantly impairs the Group’s ability to communicate, differentiate, market or launch its products.

Time frame
Medium term

Strategic impact
Growth and Sustainability

Considered in viability statement
Yes

Impact
Erosion of brand value through commoditisation, the inability to launch innovations, differentiate products, maintain or build brand equity and leverage price.
Regulation in respect of menthol, nicotine levels and New Categories may adversely impact individual brand portfolios.
Adverse impact on ability to compete within the legitimate tobacco, nicotine or New Categories industry and with illicit traders.
Reduced consumer acceptability of new product specifications, leading to consumers seeking alternatives in illicit markets.
Shocks to share price on the announcement or enactment of restrictive regulation.
Reduced ability to compete in future product categories and make new market entries.
Increased scope and severity of compliance regimes in new regulation leading to higher costs, greater complexity and potential reputational damage or fines for inadvertent breach.
Proposed EU Directive on single-use plastics could result in increased operational costs and/or a decline in sales volume.

Please refer to pages 287 to 290 for details of tobacco and nicotine regulatory regimes under which the Group’s businesses operate

Mitigation activities
Engagement and litigation strategy coordinated and aligned across the Group to drive a balanced global policy framework for the nicotine category.
Stakeholder mapping and prioritisation, developing robust compelling advocacy materials (with supporting evidence and data) and regulatory engagement programmes.
Regulatory risk assessment of marketing plans to ensure decisions are informed by an understanding of the potential regulatory environments.
Advocating the application of integrated regulatory proposals to governments and public health practitioners based on the harm reduction principles.
Development of an integrated regulatory strategy that spans conventional combustibles and New Categories.

Disputed taxes, interest and penalties
The Group may face significant financial penalties, including the payment of interest, in the event of an unfavourable ruling by a tax authority in a disputed area.

Time frame
Short/Medium

Strategic impact
Productivity

Considered in viability statement
Yes

Impact
Significant fines and potential legal penalties.
Disruption and loss of focus on the business due to diversion of management time.
Impact on profit and dividend.

Please refer to note 27 in the Notes on the Accounts for details of contingent liabilities applicable to the Group

Mitigation activities
End market tax committees.
Internal tax function provides dedicated advice and guidance, and external advice sought where needed.
Engagement with tax authorities at Group, regional and individual market level.

Inability to develop, commercialise and deliver the New Categories strategy
Risk of not capitalising on the opportunities in developing and commercialising successful, safe and consumer-appealing innovations.

Time frame
Long term

Strategic impact
Growth and Sustainability

Considered in viability statement
Yes

Impact
Failure to deliver Group strategic imperative and 2024 growth ambition.
Potentially missed opportunities, unrecoverable costs and/or erosion of brand.
Reputational damage and recall costs may arise in the event of defective product design or manufacture.
Loss of market share due to non-compliance of product portfolio with regulatory requirements.

Mitigation activities
Focus on product stewardship to ensure high-quality standards across portfolio.
Collaboration between internal legal, external affairs and R&D in order to identify current and future regulations and align the innovation pipeline.
Retail transformation strategy embedded.
Investment on consumer insights and foresight.

Market size reduction and consumer down-trading
The Group is faced with steep excise-led price increases and, due in part to the continuing difficult economic and regulatory environment in many countries, market contraction and consumer down-trading is a risk.

Time frame
Short/Medium term

Strategic impact
Growth

Considered in viability statement
Yes

Impact
Volume decline and portfolio mix erosion.
Funds to invest in growth opportunities are reduced.

Mitigation activities
Geographic spread mitigates impact at Group level.
Close monitoring of portfolio and pricing strategies, ensuring balanced portfolio of strong brands across key segments.
Overlap with many mitigation activities undertaken for other principal risks facing the Group, such as competition from illicit tobacco trade and significant excise increases or structure changes.
New Category growth and multi category approach.

Litigation
Product liability, regulatory or other significant cases may be lost or compromised resulting in a material loss or other consequence.

Time frame
Long term

Strategic impact
Growth

Considered in viability statement
Yes

Impact
Damages and fines, negative impact on reputation, disruption and loss of focus on the business.
Consolidated results of operations, cash flows and financial position could be materially affected, in a particular fiscal quarter or fiscal year, by region or country, by an unfavourable outcome or settlement of pending or future litigation.
Inability to sell products as a result of patent infringement action may restrict growth plans and competitiveness.

Mitigation activities
Consistent litigation and patent management strategy across the Group.
Expertise and legal talent maintained both within the Group and external partners.
Ongoing monitoring of key legislative and case law developments related to our business.
Delivery with Integrity compliance programme.

Significant increases or structural changes in tobacco, nicotine and New Categories related taxes
The Group is exposed to unexpected and/or significant increases or structural changes in tobacco, nicotine and New Categories related taxes in key markets.

Time frame
Long term

Strategic impact
Growth

Considered in viability statement
Yes

Impact
Consumers reject the Group’s legitimate tax-paid products for products from illicit sources or cheaper alternatives.
Reduced legal industry volumes.
Reduced sales volume and/or portfolio erosion.
Partial absorption of excise increases.

Mitigation activities
Requirement for Group companies to have in place formal pricing and excise strategies, including contingency plans, with annual risk assessments.
Pricing, excise and trade margin committees in markets, with regional and global support.
Engagement with local tax, customs authorities, IMF and WHO where appropriate, in particular in relation to the increased risk to excise revenues from higher illicit trade.
Portfolio reviews to ensure appropriate balance and coverage across price segments.
Monitoring of economic indicators, government revenues and the political situation.

Foreign exchange rate exposures
The Group faces translational and transactional foreign exchange (FX) rate exposure for earnings/cash flows from its global businesses.

Time frame
Short/Medium term

Strategic impact
Productivity

Considered in viability statement
Yes

Impact
Fluctuations in FX rates of key currencies against sterling introduce volatility in reported earnings per share (EPS), cash flow and the balance sheet driven by translation into sterling of our financial results and these exposures are not normally hedged.
The dividend may be impacted if the payout ratio is not adjusted.
Differences in translation between earnings and net debt may affect key ratios used by credit rating agencies.
Volatility and/or increased costs in our business, due to transactional FX, may adversely impact financial performance.

Mitigation activities
While translational FX exposure is not hedged, its impact is identified in results presentations and financial disclosures; earnings are re‑stated at constant rates for comparability.
Debt and interest are matched to assets and cash flows to mitigate volatility where possible and economic to do so.
Hedging strategy for transactional FX and framework is defined in the treasury policy, a global policy approved by the Board.
Illiquid currencies of many markets where hedging is either not possible or uneconomic are reviewed on a regular basis.

Geopolitical tensions
Geopolitical tensions, civil unrest, economic policy changes, global health crises, terrorism and organised crime have the potential to disrupt the Group’s business in multiple markets.

Time frame
Medium term

Strategic impact
Growth and Productivity

Considered in viability statement
Yes

Impact
Potential loss of life, loss of assets and disruption to supply chains and normal business processes.
Increased costs due to more complex supply chain arrangements and/or the cost of building new facilities or maintaining inefficient facilities.
Lower volumes as a result of not being able to trade in a country.
Higher taxes or other costs of doing business as a foreign company or the loss of assets as a result of nationalisation.

Mitigation activities
Physical and procedural security controls are in place, and constantly reviewed in accordance with our Security Risk Management process, for all field force and supply chain operations, with an emphasis on the protection of Group employees.
Globally integrated sourcing strategy and contingency sourcing arrangements.
Security risk modelling, including external risk assessments and the monitoring of geopolitical and economic policy developments worldwide.
Insurance cover and business continuity planning, including scenario planning and testing, and risk awareness training.

Solvency and liquidity
Liquidity (access to cash and sources of finance) is essential to maintaining the Group as a going concern in the short term (liquidity) and medium term (solvency).

Time frame
Short/Medium term

Strategic impact
Productivity and Sustainability

Considered in viability statement
Yes

Impact
Inability to fund the business under the current capital structure resulting in missed strategic opportunities or inability to respond to threats.
Decline in our creditworthiness and increased funding costs for the Group.
Requirement to issue equity or seek new sources of capital.
Reputational risk of failure to manage the financial risk profile of the business, resulting in an erosion of shareholder value reflected in an underperforming share price.

Mitigation activities
Group policies include a set of financing principles and key performance indicators including the monitoring of credit ratings, interest cover, solvency and liquidity with regular reporting to the Corporate Finance Committee and the Board.
The Group targets an average centrally managed debt maturity of at least five years with no more than 20% of centrally managed debt maturing in a single rolling year.
The Group holds a two-tranche revolving credit facility of £6 billion syndicated across a wide banking group, consisting of a 364-day tranche (with two one-year extension options and a one-year term-out option) and a £3bn five year tranche (with two one-year extension options).
Liquidity pooling structures are in place to ensure that there is maximum mobilisation of cash liquidity within the Group.
Going concern and viability support papers are presented to the Board on a regular basis.

Injury, illness or death in the workplace
The risk of injury, death or ill health to employees and those who work with the business is a fundamental concern of the Group and can have a significant effect on its operations.

Time frame
Short term

Strategic impact
Sustainability

Considered in viability statement
No

Impact
Serious injuries, ill health, disability or loss of life suffered by employees and the people who work with the Group.
Exposure to civil and criminal liability and the risk of prosecution from enforcement bodies and the cost of associated fines and/or penalties.
Interruption of Group operations if issues are not addressed immediately.
High staff turnover or difficulty recruiting employees if perceived to have a poor Environment, Health and Safety (EHS) record.
Reputational damage to the Group.

Mitigation activities
Risk control systems in place to ensure equipment and infrastructure are provided and maintained.
EHS strategy aims to ensure that employees at all levels receive appropriate EHS training and information.
Behavioural-based safety programme to drive operations’ safety performance, culture and closer to zero accidents.
Analysis of incidents undertaken regionally and globally by a dedicated team to identify increasing incident trends or high potential risks that require coordinated action.

APPENDIX B

RELATED PARTY DISCLOSURES

The Group has a number of transactions and relationships with related parties, as defined in IAS 24 Related Party Disclosures, all of which are undertaken in the normal course of business. Transactions with CTBAT International Limited (a joint operation) are not included in these disclosures as the results are immaterial to the Group.

Transactions and balances with associates relate mainly to the sale and purchase of cigarettes and tobacco leaf. The Group’s share of dividends from associates, included in other net income in the table below, was £239 million (2018: £211 million; 2017: £688 million).

	2019 £m	2018 £m	2017 £m
Transactions
– revenue	511	473	366
– purchases	(79)	(101)	(218)
– other net income	248	216	699
Amounts receivable at 31 December	42	26	40
Amounts payable at 31 December	(2)	(1)	(1)

As explained in note 23, in 2017, the Group completed the acquisition of the remaining 57.8% of RAI not already owned. This transaction has not been included in the table above.

On 17 December 2012, a wholly-owned subsidiary of the Group, BATUS Japan Inc. (BATUSJ), entered into an Amendment and Extension Agreement (referred to as the Amendment) with a wholly-owned subsidiary of RAI, R.J. Reynolds Tobacco Company (referred to as RJRTC). The Amendment modifies the American-blend Cigarette Manufacturing Agreement (referred to as the 2010 Agreement), effective as of 1 January 2010.

Prior to the Amendment, the term of the 2010 Agreement was scheduled to expire on 31 December 2014, subject to early termination and extension provisions. Pursuant to the Amendment, the Manufacturing Agreement would remain in effect beyond 31 December 2014, provided that either RJRTC or BATUSJ may terminate the Manufacturing Agreement by furnishing three years’ notice to the other party. Such notice was given in January 2016. As a result of early termination of this agreement the Group agreed to a compensation payment of US$90 million of which US$7 million was paid to RJRTC on 22 September 2016, with the Group recognising the full expense of US$90 million as required by IFRS in 2016. The balance was paid in March 2017.

During 2019, the Group acquired 60% of VapeWild Holdings LLC and a minority stake in AYR Limited. The Group also made a capital injection in Brascuba Cigarillos S.A..

During 2018, the Group acquired a further 44% interest in British American Tobacco Myanmar Limited and a further 11% interest in British American Tobacco Vranje.

During 2017, the Group acquired the remaining 49% interest in IPRESS d.o.o. and a further 0.01% interest in British American Tobacco Chile Operaciones S.A. The combined costs are less than £1 million.

As explained in note 11, contributions to the British American Tobacco UK Pension Fund are secured by a charge over the Group’s Head Office (Globe House) up to a maximum of £150 million.

The key management personnel of British American Tobacco consist of the members of the Board of Directors of British American Tobacco p.l.c. and the members of the Management Board. No such person had any material interest during the year in a contract of significance (other than a service contract) with the Company or any subsidiary company. The term key management personnel in this context includes their close family members.

	2019 £m	2018 £m	2017 £m
The total compensation for key management personnel, including Directors, was:
– salaries and other short-term employee benefits	26	21	24
– post-employment benefits	4	4	5
– share-based payments	23	18	16
	53	43	45

The following table, which is not part of IAS 24 disclosures, shows the aggregate emoluments of the Directors of the Company.

	Executive Directors			Chairman			Non-Executive Directors			Total
	2019 £’000	2018 £’000	2017 £’000	2019 £’000	2018 £’000	2017 £’000	2019 £’000	2018 £’000	2017 £’000	2019 £’000	2018 £’000	2017 £’000
Salary; fees; benefits; incentives
– salary	2,356	2,211	2,122							2,356	2,211	2,122
– fees				695	680	660	969	1,092	1,042	1,664	1,772	1,702
– taxable benefits	608	427	385	137	116	129	310	303	195	1,055	846	709
– short-term incentives	4,791	5,031	4,689							4,791	5,031	4,689
– long-term incentives	4,420	5,300	10,192							4,420	5,300	10,192
Sub-total	12,175	12,969	17,388	832	796	789	1,279	1,395	1,237	14,286	15,160	19,414
Pension; other emoluments
– pension	686	921	612							686	921	612
– other emoluments	47	50	50							47	50	50
Sub-total	733	971	662							733	971	662
Total emoluments	12,908	13,940	18,050	832	796	789	1,279	1,395	1,237	15,019	16,131	20,076

Aggregate gains on LTIP shares exercised in the year

	Award	Exercised LTIP shares	Exercise date	Price per share (£)	Aggregate gain (£)
Jack Bowles	12 May 2016	22,711	20 May 2019	29.72	674,971
Tadeu Marroco	12 May 2016	15,154	21 June 2019	27.97	423,857

LTIP – Value of awards 2016

	Shares	Price per share (£)[1]	Face value (£)
Jack Bowles	31,943	42.34	1,352,467
Tadeu Marroco	21,315	42.34	902,477

1	For information only as awards are made as nil-cost options.

Sharesave – Aggregate Gains 2019

	Award date	Shares	Exercise date	Price per share (£)	Aggregate gain (£)
Nicandro Durante	26 August 2014	493	02 April 2019	31.79	1,930
Ben Stevens	26 August 2014	543	01 October 2019	29.87	1,083

Sharesave – Value of award 2014

	Shares	Price per share (£)	Face value (£)
Nicandro Durante	493	27.87	13,740
Ben Stevens	543	27.87	15,133

In 2019, no Sharesave options were exercised by current Executive Directors.

APPENDIX C

DIRECTORS’ RESPONSIBILITY STATEMENT

The responsibility statement set out below is solely for the purpose of complying with Disclosure Guidance and Transparency Rule 6.3.5R.  This statement relates to and is extracted from the 2019 Annual Report.  Responsibility is for the full 2019 Annual Report and not the extracted information presented in this announcement and the Preliminary Announcement.  We confirm that to the best of our knowledge:

●
the financial statements, prepared in accordance with the applicable set of accounting standards, give a true and fair view of the assets, liabilities, financial position and profit or loss of the Company and the undertakings included in the consolidation taken as a whole; and

●
the Strategic Report and the Directors’ Report include a fair review of the development and performance of the business and the position of the Company and the undertakings included in the consolidation taken as a whole, together with a description of the principal risks and uncertainties that they face.

Forward looking statements

This announcement contains certain forward-looking statements, including “forward-looking” statements made within the meaning of Section 21E of the United States Securities Exchange Act of 1934. These statements are often, but not always, made through the use of words or phrases such as “believe,” “anticipate,” “could,” “may,” “would,” “should,” “intend,” “plan,” “potential,” “predict,” “will,” “expect,” “estimate,” “project,” “positioned,” “strategy,” “outlook”, “target” and similar expressions. These include statements regarding our intentions, beliefs or current expectations concerning, amongst other things, our results of operations, financial condition, liquidity, prospects, growth, strategies and the economic and business circumstances occurring from time to time in the countries and markets in which the Group operates.

All such forward-looking statements involve estimates and assumptions that are subject to risks, uncertainties and other factors that could cause actual future financial condition, performance and results to differ materially from the plans, goals, expectations and results expressed in the forward-looking statements and other financial and/or statistical data within this announcement. Among the key factors that could cause actual results to differ materially from those projected in the forward-looking statements are uncertainties related to the following: the impact of competition from illicit trade; the impact of adverse domestic or international legislation and regulation; changes in domestic or international tax laws and rates and the impact of an unfavourable ruling by a tax authority in a disputed area; adverse litigation and dispute outcomes and the effect of such outcomes on the Group’s financial condition; changes or differences in domestic or international economic or political conditions (including as a result of COVID-19); adverse decisions by domestic or international regulatory bodies; the impact of market size reduction and consumer down-trading; translational and transactional foreign exchange rate exposure; the impact of serious injury, illness or death in the workplace; the ability to maintain credit ratings and to fund the business under the current capital structure; the inability to develop, commercialise and deliver New Category strategy; and changes in the market position, businesses, financial condition, results of operations or prospects of the Group.

It is believed that the expectations reflected in this announcement are reasonable but they may be affected by a wide range of variables that could cause actual results to differ materially from those currently anticipated. Past performance is no guide to future performance and persons needing advice should consult an independent financial adviser. The forward-looking statements reflect knowledge and information available at the date of preparation of this announcement and the Group undertakes no obligation to update or revise these forward-looking statements, whether as a result of new information, future events or otherwise. Readers are cautioned not to place undue reliance on such forward-looking statements.

No statement in this communication is intended to be a profit forecast and no statement in this communication should be interpreted to mean that earnings per share of BAT for the current or future financial years would necessarily match or exceed the historical published earnings per share of BAT.

Additional information concerning these and other factors can be found in the Company’s filings with the U.S. Securities and Exchange Commission (“SEC”), including the Annual Report on Form 20-F filed on 26 March 2020 and Current Reports on Form 6-K, which may be obtained free of charge at the SEC’s website, www.sec.gov, and the Company’s Annual Reports, which may be obtained free of charge from the British American Tobacco website www.bat.com.